CONSTRUCTION EQUIPMENT SALES & SERVICE AGREEMENT

This Case Construction Equipment Sales and Service Agreement (the “Agreement”) is between CNH Industrial America LLC, a Delaware limited liability company with a principal place of business at 700 State Street, Racine, Wisconsin, 53404 (“Case”), and , a [corporation/limited liability company] with its address as listed on Schedule A (“Dealer”) (hereinafter “Parties” when referring to Dealer and Case jointly). The “Effective Date” of this Agreement is the date of acceptance by Case as indicated by its authorized signature. Unless sooner terminated in accordance with its provisions, this Agreement will expire on December 31, 2027 (“Expiration Date”).

1. Purpose Statement
1.1 The purpose of this Agreement is to describe the respective functions, obligations and responsibilities of the Parties, so that each fully understands the nature of their required commitments of time, effort and capital. This Agreement establishes Dealer as an independent contractor for the promotion, retail sale and after-sale service and support of Products to Customers in Dealer’s local market.

2. Definitions

2.1
Affiliate: as to Case, any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Case. The term “control” means the power to direct the management and policies of an entity through the ownership of more than 50% of the voting securities, rights or other similar interests of that entity.

2.2	Branch Location(s): Dealer’s additional place(s) of business listed in Schedule D for the sale, rental, lease and service of Products, separate from Dealer’s Primary Location.

2.3
Case IP: any and all intellectual property including but not limited to patents, Trademarks (including the Licensed Trademarks), designs, copyrights, trade secrets, computer software (whether imbedded in Products or otherwise) and other proprietary technology and information, whether technical or business related, including registrations for and applications to register any of the foregoing, which are incorporated or used in or with Products or which are owned or licensed by Case for use with Products.

2.4
Case National Dealer Market Share: a percentage figure calculated by taking the number of units of new Case brand equipment for a given Product Line or Product Line grouping, sold by Case dealers in the United States during a designated time period determined by Case, divided by the total industry volume of all comparable new units of equipment (including Case and competitive units) sold in the United States during that same time period. Total industry volume of new equipment sales shall be as reported by the Association of Equipment Manufacturers (or other replacement organization selected by Case, hereinafter “AEM”).

2.5
Case Regional Market Share: a percentage figure calculated by taking the number of units of new Case brand equipment for a given Product Line or Product Line grouping, sold by Case dealers in a regional sales area (a multi-state area determined by Case in its sole discretion) during a designated time period determined by Case, divided by the total industry volume of all comparable new units of equipment (including Case and competitive units) sold in that same regional sales area during that same time period. Total industry volume of new equipment sales shall be as reported by AEM.

2.6	Customer(s): an end-user that purchases, leases or rents Products from an authorized dealer or Case for its own use and not for resale.

2.7
Dealer Claims: Dealer’s claims to Case for Warranty Service, Other Required Service, or any retail promotional or sales incentive, including but not limited to refunds, credits, rebates, incentives, allowances, discounts, or payments under any Case program.

2.8	Dealer Location(s): Dealer’s Primary Location and Branch Locations, if any, authorized by Case for the sale, rental, lease and service of Equipment and/or Parts.

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2.9
Dealer Market Share: a percentage figure for measuring Dealer’s sales performance calculated by taking the number of units of new Equipment, by Product Line or Product Line grouping, sold by Dealer to Customers located within Dealer’s Sales and Service Market (“SSM”) during a given time period as determined by Case, divided by the total industry volume of all new units of equipment of that same Product Line or Product Line grouping (including Case and competitive units) sold within Dealer's SSM during that same period, as determined and reported by AEM. For market share purposes, Dealer will only be measured against the industry sales in a given county of Dealer’s SSM to the extent of the percentage of that county assigned to Dealer.

2.10
DOG: refers to both the Dealer Operating Guide and Parts Policy Manual or any equivalent or successor documents and amendments thereto issued by Case setting forth for all dealers the various policies, procedures and operating standards for doing business with Case.

2.11	Domestic: within the 50 states of the United States of America.

2.12	Equipment: whole good machinery and any related attachments designated on Schedule B by Product Line and Licensed Trademark.

2.13	Licensed Trademarks: the Trademarks listed in Schedule B that Case authorizes Dealer to use for the sole purpose of performing its obligations hereunder with respect to Products.

2.14	Limited Warranty: the Warranty and Limitation of Liability agreement furnished by Case with respect to any Product sold to Customers.

2.15
Other Required Service: service that Case, in its sole discretion, has deemed necessary or desirable and in the best interests of Customers and the goodwill associated with the Licensed Trademarks, including but not limited to, policy service, campaign service, or field improvement program service.

2.16
Parts: proprietary replacement parts sold by Case for Equipment listed on Schedule B (specifically not including replacement parts for Case equipment not listed on Schedule B), together with all other common service or maintenance items (for example, including but not limited to filters, hoses, lubricants, etc.) and accessories which are offered for sale by Case to Dealer (either directly from Case or from an authorized source of supply), which Case has authorized to be identified with the Licensed Trademarks. Parts do not include ‘merchandise’ items such as clothing, toys, binders, gloves, etc.

2.17	Primary Location: the primary Dealer facility location specified in Schedule D.

2.18	Product(s): Equipment and Parts that Dealer is authorized to represent under this Agreement.

2.19	Product Line: the categories of Products set forth in Schedule B.

2.20	Sales and Service Market (“ SSM”):

a market comprised of the total industry sales of all new Equipment (as reported by AEM), including Case and competitive equipment, sold (including first rentals or leases) within the geographic area designated in Schedule C.

2.21
Strategic Accounts: customer accounts typically referred to as “national accounts,” “corporate accounts,” national or regional equipment rental companies, or any customer designated by Case as such an account.

2.22
Trademarks: all words, slogans, designs, pictures, logotypes or other symbols, including trademarks, service marks, trade dress, and trade names, regardless of whether registration has been sought or obtained therefor, used to (a) identify, distinguish or advertise the Products and services of Case or its Affiliates, (b) identify Case as the source or licensor of Products and services, or (c) identify the business of Case and its authorized dealers.

2.23
Warranty Service: service that is required for any Product (a) to ensure that Case is in compliance with Case’s Limited Warranty obligations for such Product and (b) to comply with any extended service or maintenance plan purchased for that Product.

2.24
Will Call: a program whereby Case, in its sole discretion, may permit Dealer to take delivery and possession of Products directly from a Will Call Provider or Case, in lieu of such Products being transported to Dealer at Dealer Location(s). The procedures for the Will Call program will be as set forth in the DOG.

2.25	Will Call Provider: a third-party engaged by Case to facilitate Dealer's pick-up of Products at Case plant locations or port facilities under the terms of the Will Call program.

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3. Appointment

3.1
Scope of Appointment. Pursuant to the provisions of this Agreement, Case hereby authorizes Dealer to market, promote, sell, lease or rent new Products and to provide Warranty Service for Products to Customers solely from the authorized Dealer Location(s) listed in Schedule D. The foregoing appointment is limited to Products identified with the Licensed Trademarks on Schedule B. Dealer accepts this appointment and agrees that the relationship between Dealer and Case shall be governed by the terms and conditions of this Agreement as well as the policies outlined in the DOG.

3.2
Incorporation of DOG. The DOG includes the standards of quality and performance that Case seeks to have associated with its Trademarks and is hereby incorporated by reference into this Agreement. It is expressly understood and agreed that Case reserves the right to modify the DOG unilaterally to reflect reasonable standards of quality and performance so long as such standards do not conflict with the terms of this Agreement.

3.3
Material Inducement. Section 3.2 is a material inducement upon which Case relied in entering into this Agreement with Dealer, the breach or unenforceability of which represents a failure of consideration entitling Case to void this Agreement in its entirety.

4. Owner and Management Requirements

4.1
Dealer Representations and Warranties. The appointment of Dealer is made in reliance on Dealer’s representation and warranty that the information set forth in any dealer application provided to Case as well as in Schedule A regarding Dealer’s legal name, ownership (if corporation, as listed in a Stock Ownership Certificate), management personnel, business structure, and state of residence or organization is accurate and complete. Dealer also represents and warrants that entering into this Agreement does not violate any other contract or agreement to which Dealer is a party and that any person signing this Agreement on behalf of Dealer has the authority to do so. Any breach of any of the foregoing representations and warranties represents a failure of consideration entitling Case to void this Agreement in its entirety.

4.2
Personal Services Nature of Agreement. Dealer ownership and management are important to the successful working relationship between the Parties. Case has chosen to contract with the present ownership and management of Dealer, and the Parties acknowledge that this Agreement represents a personal services relationship, and that any change to the ownership, management or business structure of Dealer could seriously and adversely impact such relationship. As such, Case may refuse to appoint as an authorized dealer any purchaser or prospective purchaser of any of the shares or assets of Dealer.

4.3
Changes in Dealer Form and Control. Except as otherwise stated in Section 4.4, Dealer shall provide Case with sixty (60) days’ prior written notice of Dealer’s intention to change it: (a) legal form or entity; or (b) control, ownership or management. Prior to consummating any such change, Dealer must obtain Case’s written consent, which shall be in Case’s sole discretion. A “change in control, ownership or management” shall mean one or more of the following events: (i) if Dealer is an individual proprietor, withdrawal of that individual proprietor from the operation or control of Dealer; (ii) if Dealer is a partnership or limited liability company, any addition to or subtraction from the partners or members involved; (iii) if Dealer is a corporation, any change in the beneficial ownership of any of Dealer’s shares or the voting rights associated therewith; (iv) any sale of all or substantially all of Dealer’s assets; (v) any change in the composition of Dealer’s management as set forth on Schedule A; or (vi) any event, including entering into an agreement, that substantially affects, directly or indirectly, the operation or control of Dealer’s business.

4.4
Death or Incapacity of Dealer Principals. In the event of the death or incapacity of any person listed in Schedule A or in the Stock Ownership Certificate (“Dealer Principal(s)”), Dealer shall provide Case: (a) notice of such occurrence within thirty (30) days; and (b) within ninety (90) days of such occurrence, an ownership or management succession plan for the replacement of such deceased or incapacitated Dealer Principal(s), if Dealer proposes to continue operation under this Agreement. Case retains sole discretion whether to approve Dealer’s proposed succession plan or terminate the Agreement.

4.5
Ancillary Documents. Dealer will execute such agreements or other documents as Case in its sole discretion may deem necessary to preserve Case's rights under this Agreement in response to (a) any change or

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proposed change in Dealer's legal form or entity, (b) any change in Dealer’s control, ownership, or management, or (c) death or incapacity of any Dealer Principal.

5. Products

5.1	Authorized Products.
(a)    The Products which Dealer is authorized to purchase from Case for retail sale, lease or rental are those Product Lines listed on Schedule B that Case has authorized to be identified with the Licensed Trademarks listed on Schedule B.

(b)	Upon sixty (60) days’ written notice to Dealer, Case in its sole discretion may amend Schedule B to
i) add a Product Line(s), ii) remove a Product Line if Case is withdrawing such Product Line from the Domestic market, or iii) add or remove any Licensed Trademark(s).
(c)    In the event Dealer is not meeting its obligations under this Agreement with respect to a particular Product Line or specific Equipment in a Product Line, Case in its sole discretion may remove such Product Line or Equipment from Schedule B with sixty (60) days’ written notice to Dealer. Dealer thereafter will no longer be authorized to sell or perform Warranty Service for such Products, and Case will repurchase such new Equipment from Dealer as provided in Section 29.1(a).
(d)    This Agreement does not give Dealer the right to, and under the terms of this Agreement Dealer may not, purchase, market, promote, sell, lease or rent any other new (i.e. not previously sold) CNH Industrial America LLC products that are not listed on Schedule B or are not authorized to be identified with the Licensed Trademarks listed on Schedule B.

5.2
Dealer Obligation to Support New Equipment Models. Case may introduce new models of Equipment for Product Lines that Dealer is authorized to sell on Schedule B. In order to provide service to Customers for such Equipment, Dealer shall support such new models by complying with Case-designated requirements for:

(a)    stocking all required Parts; (b) purchasing all required service tools; and (c) attending sales and service training for such new models. Case has no obligation to fill orders or ship such new models of Equipment to Dealer if Dealer fails to fulfill the foregoing Parts, tools and training requirements.

5.3
Product Packaging and Labels. Dealer shall not modify or remove any warning labels affixed to Products. Further, without Case’s prior written consent, Dealer shall not modify any packaging or other labeling for Products.

5.4
Installation of Non-Standard Attachments or Accessories. Without prior written approval from Case , Dealer shall not install or attach non-standard, “self-designed,” or “one-off” attachments or accessories to Equipment. Such non-standard, “self-designed,” or “one-off” attachments or accessories are those that are not manufactured and sold by established equipment manufacturers for the application and purpose for which they are being used. Dealers that install standard attachments or accessories from established equipment manufacturers shall ensure that the Equipment can properly and safely operate with such attachment or accessory.

5.5
Prohibited Modifications to Product. Dealer shall not perform any of the following actions: (a) modify Equipment without Case’s prior written consent; (b) install upon Equipment any attachment, accessory or equipment that is beyond the rated capacity of that Equipment as stated in the Operator’s Manual furnished with the Equipment or as otherwise instructed by Case; or (c) perform any adjustment or assembly procedures to Equipment not recommended by or in contravention of the Operator’s Manual, Service Manual or other Case instruction.

6. Sales & Service Market

6.1
Assignment of SSM. The SSM assigned to Dealer is set forth in Schedule C. The Dealer’s SSM may vary by Equipment or Product Line. Case’s assignment to Dealer of an SSM is for the purpose of: (a) focusing Dealer’s sales, marketing, and product support efforts; (b) measuring Dealer Market Share performance; and

(c) maximizing the goodwill associated with Products and Licensed Trademarks. Dealer Market Share shall be measured only within Dealer’s SSM. Upon sixty (60) days’ written notice to Dealer, Case in its sole discretion may amend Schedule C to add to, subtract from, or otherwise modify Dealer’s SSM.

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6.2
No Obligation to Support Sales Outside SSM. To the extent Case decides to offer marketing programs, retail sales incentives, or other promotions, it shall have no obligation to do so for Dealer’s sales or marketing activities outside of Dealer’s SSM.

6.3
Sales & Service Fee. Case may assess Dealer a sales and service fee for sales of new Equipment by Dealer that are registered in a county outside of Dealer’s SSM. The amount of such fee, the operative regulations and policies, and the Equipment to which it applies are published in the DOG, and may be amended by Case in its sole discretion. Case reserves the right not to assess a sales and service fee against other dealers for their sales to Customers within Dealer’s SSM, if Dealer is failing to meet the market share obligations contained in Section 9.1(a).

6.4
SSM Non-Exclusive. Dealer’s SSM is non-exclusive. Without incurring any liability to Dealer, Case may determine the number and locations of authorized dealers necessary for adequate sales and service representation of Products within any geographic area, or within the designated SSM. Nothing in this Agreement shall be construed as requiring Dealer's consent to the establishment of new or additional dealer representation for Products in Dealer’s SSM or elsewhere.

7. Dealer Financial Requirements

7.1
Wholesale Line of Credit. Dealer shall establish and at all times maintain an unrestricted wholesale line of credit for the purchase and stocking of new Products in an amount acceptable to Case in order to meet Dealer’s inventory and sales obligations hereunder. If within any six (6)-month period, Dealer’s primary wholesale line of credit is cumulatively reduced by twenty percent (20%) or more and such reduction is not for valid business reasons, said line of credit shall be deemed unacceptable to Case.

7.2
Adjusted Debt to Tangible Net Worth Ratio. Dealer hereby covenants and agrees that it will maintain an Adjusted Debt to Tangible Net Worth Ratio of not more than four to one (4.0:1.0). Unless specifically approved in advance in writing by Case, Dealer will not make any acquisitions or initiate new business activities if Dealer’s Adjusted Debt to Tangible Net Worth Ratio exceeds four to one (4.0:1.0) or if such ratio would increase beyond four to one (4.0:1.0) as a result of such actions. This ratio shall be calculated using the consolidated balance sheets and income statements of Dealer (and of Dealer’s related entities and affiliates, if Case so elects). All such balance sheets and income statements must be prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). For purposes of calculating this ratio, the following definitions will apply:

(a)    “Adjusted Debt to Tangible Net Worth Ratio” means the ratio of Debt minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt.
(b)    “Debt” shall mean the aggregate amount of the Dealer’s items properly shown as liabilities on its balance sheet, determined in accordance with GAAP;
(c)    “Subordinated Debt” shall mean Debt that is expressly subordinated to CNH Industrial Capital America LLC in writing acceptable to CNH Industrial Capital America LLC;
(d)    “Net Worth” shall mean the aggregate amount of the items properly shown as assets on Dealer’s balance sheet minus the aggregate amount of the items properly shown as liabilities on Dealer’s balance sheet, determined in accordance with GAAP;
(e)    “Tangible Net Worth” shall mean Net Worth, plus an amount equal to 70% of the amount reflected on Dealer’s balance sheet as a LIFO reserve, minus the aggregate amount of the items properly shown as the following types of assets on Dealer’s balance sheet determined in accordance with GAAP:
(i)    goodwill, patents, non-competes, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational costs, and other like assets properly classified as intangibles; and
(ii)    receivables, loans and other amount due from any shareholder, director or officer of the Dealer, and receivables, loans and other amounts due from any other related or affiliated party of the Dealer.

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7.3	Working Capital Requirements. Dealer shall maintain net working capital in amounts necessary for Dealer to comply with its obligations under this Agreement.

8. Dealer Inventory and Display Responsibilities

8.1
Equipment Stocking Requirements. Dealer shall order, maintain in inventory and prominently display, at all Dealer Locations unless otherwise excepted in writing by Case, representative models of each type of new Equipment Dealer is authorized to sell as set forth in Schedule B, at the level deemed necessary by Case to meet Dealer’s Equipment sales obligations in accordance with Dealer’s Business Plan provided pursuant to Section 13 of this Agreement.

8.2
Parts Stocking Requirements. For the purpose of providing prompt Customer support, Dealer agrees to order and maintain in inventory all Parts at the level deemed necessary by Case to meet Dealer’s Parts sales obligations in accordance with Dealer’s Business Plan provided pursuant to Section 13 of this Agreement. Dealer must provide a retail display area for Parts acceptable to Case.

8.3
Licensed Trademark Use. At any Dealer Location and in all advertising for such Dealer Locations, Dealer shall not use or display the Licensed Trademarks in any way that might cause confusion with, or dilute the distinctive quality of, the Licensed Trademarks, or in any way that violates any Case trademark guidelines. In furtherance of this provision, if Dealer represents non-Case products, Dealer shall at any such location: (a) maintain internal and external display areas for new Products separate from non-Case products; (b) display new Products in the most visible and desirable position and in an area of greater size or space than the area used to display non-Case products.

9. Dealer Sales Responsibilities

9.1
Sales Responsibilities. Dealer is solely responsible for developing its own plan for marketing and selling Products, and shall fulfill its sales obligations in several ways, including but not limited to the following:

(a)
Equipment Market Share. Dealer shall aggressively promote and sell new Equipment to attain within Dealer’s SSM for all Equipment designated on Schedule B, a Dealer Market Share that is equal to at least 90% of either, in Case’s sole discretion, the Case National Dealer Market Share or the Case Regional Market Share. In evaluating Dealer’s market share performance, Case, in its sole discretion, may (i) group Product Lines and/or (ii) evaluate Dealer’s performance on a per Dealer Location basis.

(b)	Parts Sales Objectives. Dealer shall aggressively promote and sell all Parts offered by Case.

(c)
Advertising and Promotion. Dealer shall conduct aggressive advertising and sales promotion activities, including but not limited to open houses, field days, product demonstrations, radio and/or television advertising, print advertising, trade shows and community events. Dealer shall appropriately display and distribute current Product sales literature, brochures and advertisements at its Dealer Locations, and shall also maintain a dealer website that prominently displays new Products. Dealer’s use of Licensed Trademarks and its display of Products on Dealer’s website shall be subject to Case’s approval. Upon Case’s request, Dealer shall participate in national or regional sales promotion and advertising programs as Case may periodically conduct.

(d)
Sales Staff. Dealer shall employ a sufficient number of properly trained Product-dedicated sales personnel based on the industry potential in Dealer’s SSM and as required by Case to call on all potential customers within the SSM. Such sales personnel shall attend Case’s sales training sessions as required in the DOG.

(e)	Extended Service Plans. Dealer shall promote and sell extended service and maintenance plans.

(f)
Customer Surveys. Case from time to time may conduct surveys (by use of questionnaires or otherwise) of Dealer’s Customers to determine the satisfaction of those Customers with the sales, leasing, rental and service efforts of Dealer. Case may use the results of these surveys in assessing Dealer's performance under this Agreement.

(g)	Other Performance Standards. Dealer shall meet such other sales performance standards or best business practices as may be established by Case in the DOG.

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9.2
Dealer Resource Commitment and Exclusivity. The Parties mutually recognize that one of the purposes of this Agreement is to assure that Dealer focuses its resources and efforts on the sale of new Products and the performance of its obligations under this Agreement. Therefore, Dealer agrees that:

(a)
If Dealer undertakes or engages in another business activity at a Dealer Location(s) separate from its representation of new Products pursuant to this Agreement, which activity involves a considerable commitment of Dealer’s effort and resources, Dealer agrees to make such separation of the personnel, facilities, capital (including, but not limited to, appropriate wholesale credit lines, sufficient working capital, sufficient equity) and other resources devoted to that business as is satisfactory to Case, provided that Case specifies in writing the separation of personnel, facilities and capital resources that are required. Case shall provide Dealer with twenty-four (24) months’ prior written notice for Dealer to complete any required separation of facilities.

(b)
Dealer shall refrain from marketing, selling (at retail or wholesale) or entering into any agreement to do same, at any Dealer Location, any product competitive with Products, including without limitation product which may not compete with Case Products as of the date of this Agreement but which become competitive in the future, due to the offering of new products by Case (whether as a result of new product development, acquisition, or otherwise). Within twenty-four (24) months of signing this Agreement, Dealer shall terminate any existing agreement to represent any competitive line of product. Unless otherwise mutually agreed to by Dealer and Case, Dealer shall have eighteen (18) months within which to phase out its representation of competitive products after Case’s development or acquisition of new product offerings that would compete with those existing competitive lines.

9.3
Sales Reporting. Dealer shall report all new Equipment retail sales to Case, and shall provide true and accurate information on such sales as required by Case, including but not limited to registering the location of such Equipment sales and the end-use designation in compliance with Case guidelines.

10. Dealer Service Responsibilities

10.1
Warranty Service and Other Required Service. Dealer shall provide Warranty Service for any Product, regardless of whether Dealer sold that specific Product; provided, however, Dealer may not provide Warranty Service for any Case (or other CNH Industrial America LLC) products not listed on Schedule B. Dealer also shall provide Other Required Service as directed by Case in its sole discretion. Dealer shall provide Warranty Service and Other Required Service in a prompt, professional and courteous manner, and shall fulfill these responsibilities in several ways, including but not limited to the following:

(a)
Service Technicians. Dealer shall employ at all times a sufficient number of trained and fully certified service technicians based on industry sales in Dealer’s SSM. Dealer must have service technicians at each Dealer Location who are trained and fully certified to service each type of Equipment listed on Schedule B, and Dealer’s service technicians must attend Case service training sessions as required by Case in the DOG.

(b)
Service Tools and Manuals. Dealer shall maintain, or have access to, at each Dealer Location all special service tools, electronic diagnostic tools or websites, electronic parts catalogs, service manuals, parts manuals and operator’s manuals required by Case to service the Equipment listed in Schedule B. Dealer may comply with the service tool requirements by subscribing to any Case tool rental program.

(c)
Service Standards. Dealer shall perform Warranty Service and/or Other Required Service in a timely manner and in strict compliance with the DOG and any service bulletins or other instructions issued by Case. Dealer shall give priority to performing such Warranty Service or Other Required Service before general maintenance if a Customer’s Product is not operable.

(d)
Use of Case-Sourced Parts. Except as otherwise instructed by Case in writing, Dealer shall use only Parts obtained from Case or Case’s authorized sources of supply in performing Warranty Service or Other Required Service.

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(e)
Certification Standards. Dealer shall meet or exceed Case’s service certification standards including pre-delivery, delivery and after-delivery requirements for all Products, as defined by Case in the DOG.

(f)
Compliance with Service Policies. Dealer shall abide by all Case policies and procedures contained in the DOG when performing Warranty Service and Other Required Service or when submitting Dealer Claims, including creating and retaining all supporting documentation for such claims.

10.2
Strategic Account Service. Dealer shall provide Warranty Service and/or Other Required Service for any Product sold by Case to Strategic Accounts, as well as for any Product sold or donated to charitable, educational or governmental entities.

11. Dealer Pre-Delivery and Post-Delivery Responsibilities

11.1
Product Setup. To ensure the proper operation of Products, before delivery of Products to a Customer Dealer shall perform the inspections, adjustments, conditioning, installations or servicing of such Products in accordance with instructions and procedures provided by Case.

11.2
Product Literature. Dealer shall deliver to each Customer of a Product the appropriate current publications and forms for owners covering operation, maintenance, warranty and other matters as determined by Case.

11.3
Customer Instruction. At the time of delivery, Dealer shall instruct each Customer of a Product in the safe use, proper operation and required maintenance of that Product. Such instruction shall include, at a minimum:

(a)    reference to the operators manual and decals identifying hazards and how to avoid them, (b) identification of the safety features and functions of the Equipment, and (c) demonstration of such features and functions.

11.4
Accident Reporting. Dealer shall promptly notify Case, pursuant to guidelines contained in the DOG, of any reports of accidents or injuries involving Products of which Dealer becomes aware, as well as any information concerning the existence of any significant Product failure or malfunction.

11.5
Post-Delivery Services. Dealer shall perform all required post-delivery inspections and adjustments to Products as prescribed by instructions and procedures provided by Case from time to time or as stated in the DOG.

12. Facility Requirements and Dealer Locations

12.1
Facility Requirements. Dealer shall establish and maintain at each authorized Dealer Location listed on Schedule D a facility to sell, service, display and store Products in accordance with facility standards contained in the DOG.

12.2
Unauthorized Locations. Without Case’s prior written consent, Dealer shall not at any location other than those listed in Schedule D, directly or indirectly: (a) advertise or represent itself as an authorized dealer of Case Products; (b) use the Licensed Trademarks or any other Trademarks; (c) store, stock or display Products; (d) sell, advertise or market any Products; or (e) provide Warranty Service and/or Other Required Service.

12.3
Closure and Relocation. Without Case’s prior written consent, Dealer may not close or relocate any Dealer Location listed on Schedule D. Dealer shall seek Case’s consent for the closure or relocation of a Dealer Location at least sixty (60) days prior to the proposed closure or relocation. Should Case give its consent, Case, in its sole discretion, may modify or reassign the SSM associated with the relocated or closed Dealer Location. Dealer acknowledges and agrees that any consent granted by Case for the closure of a Dealer Location shall not initiate the inventory repurchase obligations set forth in Section 29.

12.4
Brand Identification. Dealer shall: (a) display a primary identification sign (flag mast or monument) and comply with dealer identity standards as specified in the DOG for each Dealer Location listed on Schedule D; and (b) comply with Case’s vehicle identity standards as set forth in the DOG.

12.5
Trademark Display. Dealer’s use of Trademarks or Licensed Trademarks at any Dealer Location, including but not limited to signs, banners or displays, shall be subject to Case approval. Any such use not approved by Case must be removed immediately by Dealer.

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13. Business Plan

13.1
Business Plan Requirements. Annually, or as otherwise requested by Case, Dealer shall complete and make available for review by Case a written plan for the subsequent fiscal year (or additional years if requested by Case) that shall contain the information and objectives required by Case for a business plan (“Business Plan”), which may include but not be limited to the following:

(a)
Equipment inventory stocking and sales objectives to maximize Dealer’s Equipment sales in its SSM, but at a minimum to obtain Dealer Market Share requirements stated in Section 9.1(a), including action plans for obtaining such objectives;

(b)	Parts inventory stocking plan and sales objectives to maximize Dealer’s Parts sales;

(c)	training plans for Dealer sales and service personnel, including Case provided training;

(d)	advertising, promotional and marketing plans and budgets;

(e)	action plans for Dealer’s possible expansion or upgrading of its current facilities, or for the proposed addition of new facilities; and

(f)	any additional information required by Case as set forth in the DOG.

13.2
Business Plan Acceptance. Dealer agrees that providing a Business Plan reasonably acceptable to Case is a requirement for Dealer to effectively promote and sell Products under this Agreement. Case may conduct periodic reviews of Dealer’s performance against its approved Business Plan, and during such reviews Dealer agrees to make available all Dealer’s records and employees which would contribute to the overall value of these reviews.

14. Insurance and Taxes

14.1
Insurance Coverage. Dealer shall maintain an occurrence-based policy of Comprehensive General Liability insurance (including Products and Property Damage Liability) with a maximum per occurrence deductible of

$50,000; a minimum liability limit of $5,000,000 per occurrence for personal injury claims; and a minimum liability limit of $500,000 per occurrence for property damage claims. If Dealer is self-insured, the per occurrence deductible maximum is not applicable. Case may modify the deductible and policy limit amounts as set forth in the DOG. Any annual aggregate liability limits under such policies shall not be less than
$5,000,000. Upon request, Dealer shall furnish to Case certificates of such insurance, which shall provide for at least thirty (30) days’ prior written notice to Case of an increase in deductible amounts or the cancellation, lapse, or expiration of said policy.

14.2
Payment of Taxes. Dealer shall pay all license fees, sales, use, personal property, and excise taxes, duties, and any other fees, assessments or taxes which may be assessed or levied by any governmental authority against any Products which are shipped to, or are in the possession of, Dealer.

14.3
Dealer Tax Representations. By submitting an order to Case for the purchase of any Product, Dealer represents and warrants that (a) such Products are being purchased for resale, lease or rent to Customers in the ordinary course of Dealer's business, and (b) Dealer has complied and will comply with all requirements for collection and payment of applicable sales, use and similar taxes. Upon request, Dealer shall provide evidence satisfactory to Case of Dealer’s compliance with the foregoing representations and warranties.

15. Warranty

15.1
Warranty Obligations. Case’s warranties covering Products are as set forth in the Limited Warranty furnished by Case with respect to such Products. The performance and administration of the warranties so extended, and the reimbursement to Dealer for Warranty Service performed on Products, are as set forth herein and in the DOG in effect at the time warranty work is performed. The Parties shall promptly fulfill their respective warranty obligations as set forth in the Limited Warranty and DOG.

15.2
Dealer Obligations Upon Sale. At the time of any retail sale of Products pursuant to this Agreement, Dealer shall (a) deliver to and review with the Customer Case’s Limited Warranty for such Products in force at the time of such sale, (b) have the Customer complete the operator’s manual/warranty receipt verification section of the Limited Warranty, (c) obtain the Customer’s signature on the Limited Warranty and (d) submit the signed Limited Warranty to Case within ten (10) days of the sales transaction. Case reserves the right not to

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reimburse Dealer for Warranty Service claims should Dealer fail to timely submit to Case the signed Limited Warranty.

15.3
No Other Warranty Provisions. Dealer is not authorized to assume or purport to assume for Case any additional obligations or liabilities in connection with the sale, lease, rental or service of Products covered by this Agreement, and Dealer shall not do so. Case shall not be liable nor shall it defend, indemnify or in any way be obligated to assist Dealer in defense of any notice, claim, or lawsuit alleging the existence of a warranty beyond the terms and conditions of Case’s Limited Warranty for any Product.

15.4
Disclaimer of Other Warranties. Dealer agrees and acknowledges that, except for the warranty extended to Customers under Case’s Limited Warranty, and to the extent allowed by law, Case makes no other representations or warranties, express or implied (including implied warranties of merchantability and fitness for a particular purpose) to Dealer or any Customer with respect to Products.

15.5
Non-Case Equipment and Service. If Dealer installs on or attaches to a Product any non-Case equipment, attachment, accessory or part, Dealer shall advise Customer in writing that the non-Case equipment, attachment, accessory or part is not covered by the Limited Warranty. If Dealer sells any service contract not provided by Case or its Affiliates in conjunction with the sale of Equipment, Dealer will disclose to Customer the identity of the service contract provider and will further advise that Case has no responsibility to fulfill the obligations of such service contract.

15.6
Actions Voiding Limited Warranty. Dealer acknowledges and agrees that any breach of Sections 5.4 or 5.5 may result in Case voiding the Limited Warranty for Products in its sole discretion, and Dealer must so advise its Customer in writing to whom such Product has been sold. In such a case where Case elects to void the Limited Warranty, as between Dealer and Case, Dealer shall be solely responsible for any Warranty Service claims relating to such Product.

15.7
Use of Unauthorized Parts. In the event Dealer breaches Section 10.1(d), Case in its sole discretion may (a) refuse to reimburse Dealer for such Warranty Service and/or Other Required Service, (b) void Case’s Limited Warranty for such Products, and/or (c) hold Dealer solely responsible for all Warranty Service relating to such Products.

16. Records and Inspections

16.1
Financial Statements. Dealer shall submit to Case, within ninety (90) days after the end of Dealer’s fiscal year, audited (or where audited are not available then certified) balance sheets and financial statements for that year.

16.2
Supplemental Financial Records. Dealer shall submit monthly financial statements to Case in the manner directed by Case. Case reserves the right to request at any time personal financial statements from the Dealer Principal(s) or guarantor(s) of Dealer and Dealer shall supply such statements within thirty (30) days.

16.3
Sales Reports. Dealer shall maintain and provide to Case upon request current reports of Equipment or Parts sales, owner registration, inventory, service and warranty reports, as well as such other reports as may be requested by Case.

16.4
Inspections. Dealer shall permit Case or its authorized representatives during normal business hours to (a) enter and inspect all Dealer Locations, (b) examine Dealer’s Product inventory, (c) test Equipment in Dealer’s possession, custody or control, (d) examine and audit Dealer’s books and records and all supporting data of Dealer’s business, and (e) make copies of any such records or accounts.

16.5	Records Retention. Dealer shall maintain for at least two (2) years all original records and documents relating to Dealer Claims submitted to or paid by Case.

16.6
Chargeback for Improper or Unsubstantiated Claims. Dealer’s submission of unsubstantiated Dealer Claims or Dealer Claims not in compliance with the requirements of the DOG will result in a chargeback to Dealer for such claims, including interest at the then current prime rate. If Dealer refuses to permit an audit, fails to maintain a substantial amount of the required records, or intentionally submits false or fraudulent Dealer Claims, the chargeback will include all amounts paid on Dealer Claims for the prior two (2) years, including any dealer settlement allowances, plus interest at the then current prime rate. This remedy is in addition to those available to Case for breach of this Agreement, including but not limited to termination of this Agreement.

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17. Computer Business System

17.1
Dealer Management System Requirements. Dealer shall install and maintain in good working order at each Dealer Location: (a) a computerized dealer management system (“DMS”) satisfactory to Case that maintains the current Case-to-DMS interfaces and functions to communicate and conduct business with Case’s computer applications and systems (the “System”); (b) a Dealer-to-Case network connection that meets or exceeds Case specified Dealer-to-Case connectivity requirements; and (c) all necessary hardware and software to maintain compatibility with the System.

17.2
Case Applications. Dealer shall subscribe to, install and maintain required software applications as communicated to Dealer by Case or as set forth in the DOG, including (but not limited to) the Electronic Parts Catalog applications.

17.3	Operating Costs. Dealer shall pay all costs, including taxes, for the DMS, the Dealer-to-Case network connection, and any monthly access charges for use of the System.

17.4
Confidentiality. Dealer shall keep confidential any information and data contained in the System, and shall not use the System or any information or data derived from the System for purposes unrelated to Dealer’s performance of its obligations under this Agreement.

17.5
Disclaimer of Liability. Case shall not be responsible or liable for any defects, problems or resulting damages incurred by Dealer from the operation and use of the DMS, the Dealer-to-Case network connection, or the System.

18. Marketing & Promotional Support

18.1
Marketing Assistance. To assist Dealer in its marketing and promotional efforts, Case will develop the following marketing and promotional materials: (a) training and videos of Product features, operations, demonstrations and competitive comparisons; (b) Product sales literature and brochures; (c) Product and promotional posters, banners and point of sale materials; (d) print and media copy for advertisements in newspapers, magazines, and trade publications; and (e) radio and television advertising scripts. Case may also make cooperative advertising funds available to Dealers, in its sole discretion.

18.2
Communications to Dealer. Dealer expressly consents to the receipt of unsolicited commercial faxes, emails, text messages, instant messages or other form of electronic communication, from Case, its Affiliates, or other Case-designated sender.

18.3
Products and Services Provided by Case. From time to time, Case will provide Dealer with certain products and services necessary for Dealer to market, sell and service Products. Dealer agrees that Case, in its discretion, may charge Dealer for any such products or services so provided.

18.4
Dealer Knowledge of SSM. Case expects Dealer to know and understand its market area and the promotional activities that would best be used to market Products within Dealer’s SSM. As such, it is Dealer’s responsibility to determine which marketing and promotional materials to use in its marketing efforts to meet its sales responsibilities under this Agreement.

19. Orders, Delivery and Passage of Title

19.1
Purchase Orders. Dealer may seek to purchase Products from Case under this Agreement by submitting purchase orders through Case’s System in accordance with instructions provided by Case. Case may specify in writing the minimum quantity of a given Product that Dealer shall be obligated to order at one time as a condition for filling such order, provided that such minimum quantity requirements will be consistently imposed on Dealers.

19.2
Offer and Acceptance. Dealer’s transmission of an order for Products through Case’s System will be a binding offer by Dealer to purchase the Products ordered, unless Case rejects the order. Purchase orders submitted by Dealer shall not be binding upon Case unless and until accepted in writing or electronically by Case. All orders for Products may not be canceled by Dealer, and shall be subject to Case’s then applicable conditions of sale.

19.3	Delivery Dates. Case shall endeavor to meet the delivery date specified in the System, but shall have no liability for failing to timely fill or deliver any order.

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19.4	Product Allocation. Case shall have the right to allocate delivery of Dealer’s Product orders based on their relative order or sales status as compared to other pending orders.

19.5
Product Shipment. Case shall arrange delivery of Products to Dealer and Case reserves the right to determine the method and routing for such delivery. Case shall not be responsible for guaranteeing shipping rates or for delays in shipment. Case, in its discretion, may permit Dealer to designate orders for Will Call delivery pursuant to the terms of the DOG.

19.6
Risk of Loss / Passage of Title. Case’s release of Products to any carrier for transportation to Dealer shall constitute delivery to Dealer for purposes of passage of title, and Dealer shall bear all risk of loss or damage to Products thereafter. For Will Call orders, risk of loss and passage of title shall be as set forth in the DOG.

19.7
Equipment Transfer. The transfer of Equipment from Dealer to other authorized dealers of Products shall be in accordance with Case’s transfer program described in the DOG. Case shall have no liability as a result of any such transfer.

19.8
Product Return Authorization. Dealer agrees that no Products delivered to it hereunder are to be returned to Case without prior written authorization. Dealer shall pay all transportation charges on any returned Products authorized by Case, and Dealer is responsible for payment of all restocking charges stated in the DOG.

20. Product Pricing and Payment

20.1	Prices. Unless otherwise authorized by Case, the price charged to Dealer for any Product shall be the price in effect at the time the Product is invoiced to Dealer.

20.2	Price Changes. Case reserves the right at any time to change its prices, terms, discounts and any other pricing provision for Products.

20.3
Payment. Dealer shall pay Case for all Products immediately upon invoicing of Products to Dealer. The terms and conditions of sale and payments for all Products invoiced to Dealer shall be subject to Case’s applicable conditions of sale and prices as published and modified from time to time by Case. Failure to make payment in accordance with this provision may, in Case’s sole discretion, result in Case revoking the sale and repossessing the Product without notice or formality. Case reserves the right, without liability, to refuse to sell or deliver Products to Dealer when in Case’s opinion Dealer’s financial condition does not warrant or support further sales or deliveries.

20.4
Equipment Relocation. Case may request Dealer to transfer new Equipment to another authorized dealer to accommodate such dealer’s sale to another Customer. If Dealer refuses, Case, in its sole discretion, may decline to pay, on Dealer’s behalf, the wholesale finance interest charges associated with that specific Equipment, and may decline to make available to Dealer any retail sales programs for such Equipment.

20.5
Application of Money and Credits. Any money or credits due and payable or becoming due and payable from Case to Dealer may be applied in any order Case may determine for the satisfaction, in full or in part, of any debts, liabilities or obligations due and payable or becoming due and payable or owing from Dealer to Case or its Affiliates.

21. Negative Covenants and Compliance

21.1	Domestic Sales Only. Without Case’s prior written approval, Dealer shall not sell, lease or rent Products outside of the Domestic United States.

21.2
Retail Sales Only. Dealer shall sell Products only to retail Customers or to other authorized dealers of Products. As such, except for sales to authorized Case dealers, Dealer may not sell any Products at wholesale, including but not limited to sales to jobbers, jockeys, or other unauthorized dealers.

21.3
No Deceptive or Unethical Practices. Dealer shall conduct business in a manner that will reflect favorably at all times on Dealer, Case, Products, Licensed Trademarks and other authorized dealers of Products. Dealer shall refrain from business practices, advertisements, promotions and conduct that are unethical, deceptive, misleading, fraudulent, confusing or would likely contravene any voluntary or involuntary advertising standard or any law. Dealer shall not make, directly or indirectly, any false or misleading statement or representation concerning any Product, its source, condition, capabilities, price, or charges for the Product’s distribution, delivery, taxes or other items.

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21.4	No Internet Sales. Dealer may not consummate sales of new Products on or through an Internet website, including but not limited to an auction-type website, except as otherwise authorized by Case.

21.5	Announcements. Dealer shall not publish public relation announcements that in any way involve or mention Case without Case’s prior written consent.

21.6
Compliance with Federal, State and Local Laws. Dealer shall comply with all applicable federal, state, and local laws and regulations governing Dealer’s operations and its ordering, sales and service of Products, including without limitation those laws or regulations concerning safety, emissions control and customer service. Dealer shall obtain all governmental approvals, permits or licenses required to do business in its SSM.

21.7
Compliance With Export Laws. Certain Products purchased by Dealer from Case may be subject to United States export control laws. Dealer agrees that it is responsible for knowing and complying with such laws. Diversion contrary to United States law is prohibited.

21.8	Compliance with Fraud and Anti-Corruption Laws.

(a)
Dealer and its Dealer Principals represent that they have not been convicted of, or pleaded guilty to, an offense involving fraud or corruption and that they are not now listed by any government agency as debarred, suspended, or proposed for suspension or debarment, or otherwise ineligible for any government bid or procurement programs. Dealer agrees to promptly inform Case of any change in this representation.

(b)
Dealer shall become familiar with and strictly comply with all applicable laws, statutes, regulations and codes relating to anti-bribery and anti-corruption, including but not limited to the United States Foreign Corrupt Practices Act and similar anti-corruption or anti-bribery laws. Dealer shall promptly report to Case any request or demand for any undue financial or other advantage of any kind received by Dealer in connection with the performance of this Agreement. Dealer warrants that it has no foreign public officials as direct or indirect owners, officers or employees at the date of this Agreement, and shall immediately notify Case in writing if a foreign public official becomes an officer or employee of Dealer or acquires a direct or indirect interest in Dealer.

22. Product Changes and Discontinuation

22.1
Product Changes and Improvements. Case may make changes or improvements at any time in the specifications, construction, color and design of Products without incurring any obligation to Dealer or Dealer’s Customers.

22.2
Product Discontinuation. Case reserves the right at any time, without liability to Dealer, to discontinue the manufacture of any and all model(s), Equipment, or Product Line(s) under the Licensed Trademarks covered by this Agreement. Products shall be considered discontinued notwithstanding the fact that similar or identical products continue to be manufactured or sold by CNH Industrial America LLC or its Affiliates under Trademarks other than the Licensed Trademarks or brands for which this Agreement grants Dealer certain Product distribution rights. For any models, Equipment or Product Line(s) so discontinued, Case shall not be required to offer Dealer the right to represent a similar model, Equipment or Product Line(s), if any, marketed, manufactured or sold by CNH Industrial America LLC or its Affiliates under Trademarks other than the Licensed Trademarks or brand(s) listed on Schedule B.

23. Case Sales of Products
23.1 Direct Sales in Dealer’s SSM. Within Dealer’s SSM or elsewhere, Case reserves the unrestricted right, without liability to Dealer, to directly sell, rent or lease Products to any Customer, person or entity, including both at wholesale or retail, and permit such Customer, person or entity to service Products, including but not limited to the following: (a) governmental entities, agencies, institutions or subdivisions thereof; (b) educational and charitable institutions; (c) rental companies; and (d) accounts classified by Case as Strategic Accounts or other similar designation.

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24. Licensed Trademarks

24.1
Trademark License. Subject to and only in accordance with the terms and conditions of this Agreement, Case grants Dealer the right and Dealer accepts the obligation to make only Permitted Uses of the Licensed Trademarks set forth in Section 24.2 and to refrain from engaging in Prohibited Uses of the Licensed Trademarks set forth in Section 24.3. Dealer’s right to use the Licensed Trademarks is limited to the Permitted Uses during the term of this Agreement. Any unauthorized use of the Licensed Trademarks (including any of the Prohibited Uses) shall constitute an infringement of Case’s rights to the Licensed Trademarks in addition to a breach of this Agreement. In the event Dealer’s use of Licensed Trademarks (even though a Permitted Use) is unacceptable to Case in its sole discretion, Dealer must immediately cease such use of the Licensed Trademark upon notice from Case.

24.2
Permitted Uses. Dealer shall and is permitted to: (a) use the Licensed Trademarks to identify and advertise its business at Dealer Locations in connection with the marketing, sale, distribution and service of Products under the Licensed Trademarks; (b) use the Licensed Trademarks only in connection with the marketing, sale, distribution and service of the Products for which Case has authorized them to be used; (c) identify itself (and not Case) as the owner of Dealer’s business in conjunction with any use of the Licensed Trademarks, including the use thereof on leases, invoices, order forms, receipts, and business stationery, as well as at such other locations and in the manner as Case may designate in the DOG; and (d) use the Licensed Trademarks to identify itself as an authorized dealer of Products.

24.3
Prohibited Uses. Dealer shall not: (a) use the Licensed Trademarks (or any other Trademarks owned or licensed by Case or its Affiliates) as part of its corporate or other legal name without the prior written consent of Case; (b) sublicense or assign its right to use the Licensed Trademarks to any other person or entity; (c) use the Licensed Trademarks to incur any obligation or indebtedness on behalf of Case; (d) manufacture or purchase objects bearing Licensed Trademarks or Trademarks from unlicensed sources or apply, or have applied, Licensed Trademarks or Trademarks to objects that will be offered for sale or provided as promotional items by Dealer or any third party, specifically including but not limited to any clothing item (such as shirts, hats or other apparel), giftware, toys or other sundry items; and (e) register, attempt to register, obtain any ownership in, or otherwise use any Internet Registration (defined as any website, domain name, URL, internet/World Wide Web presence or feature, social media account designations, or other electronic communications portal) whose domain name, URL or other electronic communications portal contains, incorporates, or consists of the Licensed Trademarks or Trademarks without Case’s express written consent, which may be withheld for any or no reason.

24.4
Unauthorized Internet Registrations. In the event that Dealer registers, attempts to register, obtains any ownership in, or otherwise uses any Internet Registration in violation of this Agreement, in addition to any rights Case may have under this Agreement, Dealer hereby acknowledges and agrees that any such Internet Registration, including any copyrights therein, shall be deemed to be the property of Case. Dealer will assign, transfer or assist in the perfection of any rights necessary to transfer said registration to Case with no compensation to Dealer and at no additional cost to Case. In the event that a court of competent jurisdiction determines that any ownership rights to any Internet Registration are not automatically transferred to Case pursuant to this Agreement, Dealer agrees to execute any documents deemed necessary by Case to give effect to this provision. Case may condition approval of Dealer’s use of any such Internet Registration on the transfer to Case of any and all ownership rights therein, including any copyrights. In the event that this Agreement expires or is terminated, Dealer shall not use or register a domain name that includes, or in Case's sole discretion is confusingly similar to, a Licensed Trademark or any other Trademark.

24.5
Notice of Trademark Claims. Dealer shall promptly notify Case of any suspected unauthorized or infringing use of the Licensed Trademarks, any challenge to the validity of the Licensed Trademarks, any challenge to Case’s ownership of the Licensed Trademarks, any challenge to Case’s right to use and license others to use such Licensed Trademarks, or any challenge to Dealer’s right to use the Licensed Trademarks.

24.6
Validity of Licensed Trademarks. Dealer expressly understands and acknowledges that the Licensed Trademarks are valid and serve to identify Products and those authorized by Case to market, sell, distribute, and service Products. Dealer shall not directly or indirectly contest, attack, oppose, attempt to cancel or

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otherwise challenge in any manner or in any forum, the validity of the Licensed Trademarks or Case’s ownership of, or Case’s right to use or license others to use, the Licensed Trademarks, either during or after the term of this Agreement.

24.7
Ownership of Licensed Trademarks and Goodwill. Dealer acknowledges the Licensed Trademarks are exclusively owned by Case. Dealer’s use of the Licensed Trademarks pursuant to this Agreement does not give Dealer any ownership interest or other interest in or to the Licensed Trademarks. Dealer shall execute any documents deemed necessary or useful by Case to obtain protection for the Licensed Trademarks or to maintain their validity and enforceability. Any and all goodwill arising from Dealer’s use of the Licensed Trademarks shall inure solely and exclusively to the benefit of Case. Upon expiration or termination of this Agreement, no monetary amount shall be attributable to any goodwill associated with Dealer’s use of the Licensed Trademarks or the sale and service of Products.

24.8
Nonexclusive License. This Agreement grants Dealer only a nonexclusive right and license to use the Licensed Trademarks. Case has and retains the rights to use the Licensed Trademarks itself in connection with selling Products and services and to grant other licenses for the Licensed Trademarks and for Trademarks.

24.9
Discontinuation and Substitution of Licensed Trademarks. Case reserves the right in its sole discretion to discontinue any Licensed Trademark and to substitute or add different Licensed Trademarks for use in identifying Products or the dealers authorized to sell or service Products. Dealer shall implement promptly any such substitution or addition of new Licensed Trademarks.

24.10
Copyrights. Dealer shall not copy any aspect or portion of Case's website or other electronically stored information or printed documents or publications without the express prior written consent of Case.

25. Authorized Software

25.1
Software License. Dealer acknowledges that certain Products contain imbedded computer software and related technology (collectively, “Authorized Software”) in which Case owns or licenses copyrights and/or other intellectual property rights. During the term of this Agreement, Case grants Dealer a non-transferable, royalty-free license to use Authorized Software in object code form only (“Software License”). The Software License is limited to the sale and service of any Product containing Authorized Software only in the manner authorized by Case in writing. Except as expressly authorized by this Agreement, Dealer may not sublicense Authorized Software to any other entity nor assign its Software License. This Agreement does not grant Dealer any right, title, or interest in Authorized Software anywhere in the world except the Software License granted herein. Dealer acknowledges that the use of any Product containing Authorized Software may require a Software License from Case. Case reserves the right to require all users of Products containing Authorized Software to possess a valid license in the form prescribed by Case, and in such case Dealer shall not transfer or permit the transfer or use of any Product containing Authorized Software unless the transferee or user is subject to such valid license. This Software License shall continue until it is terminated in accordance with this Agreement, or for the useful life of the Product in which Authorized Software is imbedded or of which Authorized Software is an integral part, or for the useful life of Authorized Software, whichever is shorter.

25.2
Automatic Termination. The Software License shall automatically terminate upon the occurrence of any of the following: (a) removal of Authorized Software from the Product for which it was obtained or authorized,

(b) service by any unauthorized person, (c) use of Authorized Software on any product other than that for which it was obtained or authorized, or (d) any breach of this Software License by Dealer.

26. Company Information and Case IP

26.1
Company Information. Periodically, Case will provide Dealer with proprietary, confidential information, technical knowledge and/or assistance, and other materials that derive value from not being generally known in the industry (“Company Information”) that are reasonably necessary for the distribution, sale, promotion and service of Products. Case has sole discretion to determine what information it provides to Dealer is Company Information. Dealer agrees that Company Information remains the property of Case. Dealer must take commercially reasonable measures, but in any event no less strict than the measures Dealer uses with

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its own confidential information, to maintain the confidentiality of Company Information and to ensure that all Company Information is used only to sell and service Products in accordance with this Agreement. Dealer may disclose Company Information only to those of its employees who will need it and must take all necessary measures to ensure that those persons do not reveal Company Information to any third parties without the prior written authorization of Case. Dealer shall be responsible and liable to Case for any breach of this provision by its employees, agents or representatives.

26.2
Return of Company Information. Dealer acknowledges that Case provides Company Information to Dealer for use by Dealer pursuant to this Agreement. Therefore, upon expiration or termination of this Agreement for any reason, Dealer shall immediately return to Case all Company Information in any form.

26.3
No Reverse Engineering. Dealer shall not engage in, cause to be engaged in, or permit any reverse engineering of Authorized Software, Products, or component parts thereof. “Reverse engineering” is defined as attempting through analysis of Products or component parts thereof to determine their functionality and thereby gain the ability to alter or reproduce that functionality.

26.4
Right to Use Case IP. Dealer shall use Case IP only in accordance with the provisions of and for the purposes contemplated by this Agreement and in accordance with any procedures that Case may establish for use of Case IP.

27. Term and Termination

27.1
Term of Agreement and Renewal. This Agreement shall commence on the Effective Date and continue to the Expiration Date (“Term”). The Expiration Date of this Agreement shall be extended for additional successive five (5) year periods unless, at least ninety (90) days prior to the Expiration Date or the expiration date of any subsequent extension period, either party notifies the other of its intention not to extend. Upon such notification not to extend, this Agreement shall expire on the Expiration Date or at the expiration date of any extension period.

27.2
Replacement Agreement. In the event Case offers to all authorized dealers in the state of Dealer’s Primary Location a new dealer agreement or an amendment to this Agreement (“Replacement Agreement”), Case may terminate this Agreement at any time by providing Dealer with at least one hundred eighty (180) days’ prior written notice and shall furnish Dealer a copy of the Replacement Agreement with such notice. Dealer’s return to Case of an executed Replacement Agreement shall not give rise to any repurchase rights and obligations provided for in Section 29.

27.3	Breach.

(a)
Except where termination of the Agreement due to Dealer’s breach is allowed immediately pursuant to Section 27.4, and except as stated in Sections 27.3(b) and (c), in the event that either Dealer or Case fails to fulfill any of their responsibilities under this Agreement, the other party may terminate this Agreement by providing ninety (90) days’ written notice listing the reasons for termination.

(b)
If Dealer breaches Section 7.2, Case may, in its sole discretion, terminate the Agreement or remove authorized Dealer Locations from the Agreement upon ninety (90) days’ advance written notice to Dealer. However, during this ninety (90)-day period, Dealer may cure its breach of Section 7.2 by providing Case, within sixty (60) days of Case’s notice to Dealer, a written plan to return to compliance with Section 7.2 within twelve (12) months from the date of Case’s notice. Thereafter, if Dealer fails to perform such submitted plan, Case may terminate the Agreement with thirty (30) days’ written notice.

(c)
If Dealer is in breach of Section 9.1(a) Case may terminate Dealer for such default only after providing Dealer with written notice and a twelve (12)-month period within which Dealer may cure such default to Case’s sole satisfaction.

(d)
A breach by Dealer of any other written agreements between Dealer and Case or its Affiliates, shall also be considered a breach under this Agreement permitting termination of this Agreement. Termination for such breach shall be pursuant to Section 27.3(a) unless the breach is of the type of conduct enumerated in subsections 27.4(f), (h), (j), (k), (l), (n) or (o), in which case Case may terminate this Agreement immediately.

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(e)
As an additional or alternative remedy for any breach by Dealer of the Agreement, Case, in its sole discretion and after providing Dealer with an opportunity to cure said breach as provided in Sections 27.3(a), (b) or (c), may amend Schedule D to remove authorization for the Dealer Location at which such breach occurred. In such event, Dealer shall cease all activities related to the display, stocking, sales and service of Products at such Dealer Location, including the use of Licensed Trademarks, and Case will repurchase new Parts and Signs located only at such Dealer Location as provided in Sections 29.1(b) and (c).

27.4	Immediate Termination. Case may terminate this Agreement immediately upon the occurrence of any of the following events:

(a)
Dealer Financial Defaults: (i) Dealer’s default in the payment when due of any obligations to Case or any of its Affiliates, including but not limited to CNH Industrial Capital America LLC (“CNH Capital”); (ii) Dealer’s default under any chattel mortgage or other security agreement between Dealer and Case, any of its Affiliates or any other lender or financing entity; or (iii) the refusal or failure of Dealer upon demand to account to Case or any of its Affiliates for the proceeds of the sale of Products for which Dealer is indebted to Case or such Affiliates;

(b)
Loss of Wholesale Credit Line: (i) the termination (or suspension where such suspension continues for more than sixty (60) calendar days), of any of Dealer’s significant wholesale lines of credit for the purchase of new Products;

(c)
Insolvency: (i) the filing of a voluntary or involuntary petition in bankruptcy by or against Dealer; (ii) the making of an assignment by Dealer for the benefit of creditors; (iii) a closeout or sale of a substantial part of Dealer’s assets related to the business; (iv) the commencement of dissolution, receivership or liquidation proceedings by or against Dealer; (v) the insolvency of Dealer; or (vi) the levy of a writ of attachment or execution against Dealer;

(d)
Change in Dealer Entity, Control, Ownership or Management: without the prior written consent of Case: (i) any change in Dealer’s legal form or entity; (ii) any change in Dealer’s control, ownership or management (as defined in Section 4.3) listed in Schedule A; or (iii) any assignment or attempted assignment by Dealer of this Agreement;

(e)	Death or Incapacity: if Dealer fails to provide Case with an acceptable ownership or management succession plan as set forth in Section 4.4 upon the death or incapacity of any Dealer Principal;

(f)
Misrepresented or False Information: Dealer or anyone acting on its behalf has: (i) submitted false records, contracts, statements, reports or documents to Case or any of its Affiliates, including CNH Capital; (ii) submitted any false or fraudulent documents for Dealer Claims or in support thereof; (iii) knowingly accepted any payment from Case for any work not performed by Dealer in accordance with the provisions of this Agreement or the DOG; or (iv) submitted false information in applying for appointment as an authorized dealer of Products;

(g)	Failure to Operate: failure to operate any Dealer Location in the normal course of business for seven
(7) consecutive calendar days;

(h)
Criminal and/or Tortious Conduct: Dealer or any Dealer Principal has pleaded guilty to or been convicted of a felony or any other violation of law that in Case’s opinion affects adversely the operation or business of Dealer, or the good name, goodwill or reputation of Case, Products, Licensed Trademarks, Dealer, or other authorized dealers of Products;

(i)
Dealer Closure/Loss of License: (i) a permanent closure of any Dealer Location without the prior written consent of Case; or (ii) the revocation, suspension or other invalidation of any Dealer license, permit or authorization necessary to conduct business pursuant to this Agreement;

(j)	Inspection/Audit Refusal: any failure by Dealer to permit Case to inspect or audit Dealer’s inventory or business and financial records pursuant to Section 16.4;

(k)
Detrimental Conduct: any conduct by Dealer or any Dealer Principal which in the sole discretion of Case: (i) is injurious or detrimental to Dealer’s Customers, the public welfare, other authorized dealers of Products, or the reputation of Case, Products and the Licensed Trademarks; (ii) is unbecoming of a reputable business person; (iii) is abusive or threatening to any Case employee; or

(iv) evidences a disagreement between any Dealer Principals that in Case’s opinion adversely affects

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the operation of Dealer or the good name, goodwill or reputation of Case, Products, Licensed Trademarks, or Dealer;

(l)	Breach of Confidentiality: any misuse or unauthorized disclosure of Case IP, Company Information or Authorized Software;

(m)	Revocation of Guaranty: the withdrawal or revocation of a guaranty of Dealer’s indebtedness to Case or its Affiliates by one or more personal or corporate guarantors;

(n)	Incurable Breach: any breach of the Agreement that is incapable of being remedied by an affirmative present action by the Dealer;

(o)	Repetitive Breach: breach of the Agreement by Dealer for which it has received notice by Case of that same type of breach on at least two (2) prior separate and distinct occasions;

(p)	Unauthorized Location: any breach of Section 12.2 of the Agreement.

27.5	Case’s Exercise of Termination Rights . Case may exercise its termination rights under Sections 27.3 and
27.4 without regard to the performance of other authorized dealers or to the circumstances under which Case has terminated or refrained from terminating the sales and service agreements of other authorized dealers.

27.6
Termination At Will. This Agreement may be terminated at any time at will, without cause, upon sixty (60) days’ written notice by Dealer to Case, or upon one hundred twenty (120) days’ written notice by Case to Dealer, or as mutually agreed upon in writing by both Parties.

28. Effect of Termination or Expiration

28.1
Dealer’s Obligations . Upon the termination or expiration of this Agreement, Dealer shall cease to operate or represent itself as an authorized dealer of Products under the Licensed Trademarks, and shall promptly: (a) cease using the Licensed Trademarks and remove from Dealer Locations and vehicles all signs or advertising displays that bear the Licensed Trademarks; (b) remove and discontinue the use of, and cause any third party to remove, any identification and any promotion or advertising that associates Dealer with Products, the Licensed Trademarks, or Case; and (c) at Case’s request, provide to Case all sales records, mailing lists, customer lists, service history records, microfiche, catalogs, registrations and any other material of any kind relating to the promotion, marketing, sale, operation or servicing of Products covered by this Agreement. If Dealer fails to promptly comply with any of its obligations upon the termination or expiration of this Agreement, including but not limited to Dealer’s obligations under this section, Case may take steps, as it deems necessary in its sole discretion, to effect Dealer’s compliance with such obligations or the same result as would be realized by Dealer’s compliance, and Dealer shall reimburse Case for all costs and expenses, including attorney's fees, incurred by Case in effecting or enforcing such compliance.

28.2
Pending Orders. Termination or expiration of this Agreement shall relieve Case of any obligation to make any further shipments of Products, and Case may without liability cancel any of Dealer’s unshipped orders for Products. For any Products which Case may ship after termination or notice thereof, Case may require payment prior to shipment.

28.3
Financial Obligations. Upon the termination or expiration of this Agreement, all indebtedness of Dealer shall become immediately due and payable to Case, and Dealer shall promptly pay Case all sums owed by Dealer. Final settlement of Dealer’s account with Case shall not be made until Dealer complies with all requirements of this Agreement.

28.4
Continued Market Presence. In advance of the effective date of termination, the scheduled Expiration Date or the expiration of any extension period of this Agreement, Case may consummate arrangements to appoint a replacement authorized dealer for Dealer’s SSM.

28.5
Post-Termination Transactions. Any business relations or transactions between the Parties after expiration or termination of this Agreement shall not constitute a waiver of the expiration or termination of this Agreement or in any manner reinstate the Parties’ contractual relationship, or establish any new contractual relationship, and all such relations shall be governed by terms and conditions identical to the relevant provisions of this Agreement unless the Parties execute a new agreement superseding this Agreement.

28.6	Pre-Termination Warranty Service. Case will reimburse Dealer for all Warranty Service claims performed prior to the expiration or termination of this Agreement that meet the requirements of the DOG.

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29. Inventory Repurchase and Return Obligations

29.1
Items Subject to Repurchase. Within thirty (30) days after the termination or expiration of this Agreement, either Case or Dealer may request in writing the return for repurchase of all of the following items originally purchased from Case by Dealer, on the terms specified herein, and Dealer shall return such items to Case as follows:

(a)	Equipment.

(i)
Equipment Eligible for Repurchase. New, undamaged, salable, current, complete and unused Equipment, including attachments, purchased from Case and delivered to Dealer within twenty-four (24) months of the date this Agreement terminates or expires (“Repurchasable Equipment”). For purposes of this Section, “current” means the model or series of Equipment listed in Case’s price book or price list at the date of termination or expiration of the Agreement. Case will only repurchase separate attachments that were not previously installed on Equipment and which were invoiced separately to Dealer.

(ii)
Equipment Repurchase Price. Repurchasable Equipment shall be repurchased at the price paid by Dealer (A) not including transportation costs actually paid or incurred by Dealer for initial delivery, (B) less any discounts which may have been allowed or paid thereon by Case, (C) adjusted where appropriate to account for any damage or weathering. Case shall not be obligated to reimburse Dealer’s initial costs for unloading, set up, or preparation of Repurchasable Equipment.

(b)	Parts.

(i)
Parts Eligible for Repurchase. New, undamaged, salable, complete and unused Parts purchased from Case by Dealer, that are listed as of the date of termination or expiration of the Agreement in Case’s then current Price List and not identified as discontinued in such Price List (“Repurchasable Parts”). Repurchasable Parts must be in original Case packaging with their original authorized Case identification label and must be properly identified prior to shipment to Case for repurchase. Case specifically excludes from repurchase Parts that: (A) have a limited shelf life or contain flammable or hazardous materials; (B) are direct shipped from a supplier other than Case; (C) have an altered or counterfeited identification label; (D) are in broken packaging; (E) are not in correct order multiples; (F) are coded non-returnable in the current parts Price List; or (G) are common service or ‘maintenance’ items, rather than repair parts, such as oil, filters, fluids, lubricants, tires, batteries, tracks, bucket edges and teeth.

(ii)	Parts Repurchase Price. Repurchasable Parts shall be repurchased at the then current dealer price (less discounts and freight), less a restocking charge as set forth in the Parts Return Policy.

(iii)	Merchandise Items. ‘Merchandise’ items such as clothing, toys, binders, gloves, etc., are not eligible for repurchase.

(c)	Signs.

(i)
Signs Eligible for Repurchase. External flag mast, pole or monument sign purchased from a vendor authorized by Case that displays the Licensed Trademarks or any other Trademarks, excluding any building fascia (“Repurchasable Signs”).

(ii)	Sign Repurchase Price. Repurchasable Signs shall be repurchased at the amount paid by Dealer, less an annual depreciation of twenty-five percent (25%).

29.2
Return Procedures. Within sixty (60) days after the date of the written request made pursuant to Section 29.1, Dealer shall return to Case all items subject to repurchase or required to be returned pursuant to this Agreement. All items returned to Case shall be identified as required by Case, packed, boxed, crated and loaded by Dealer and shipped at Dealer’s expense and risk of loss to the destination or destinations specified by Case. The procedure for the repurchase of Repurchasable Parts shall be further subject to the Parts Return Policy issued by Case and in effect on the date of termination or expiration of the Agreement. Upon receipt of returned items, Case shall inspect them and issue credit to Dealer for all such items returned that

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meet the requirements specified in this Agreement and the DOG, less any amounts owed to Case or its Affiliates by Dealer. Any items returned to Case facilities that are not properly returnable as prescribed by this Agreement, shall be, at Dealer’s option, either destroyed or returned to Dealer at its cost. Dealer shall transfer all returned items by warranty bills of sale satisfactory to Case, if so requested.

29.3
Conditions Precedent to Payment. Any costs incurred by Case in discharging all or any part of Dealer’s obligations under this Agreement, including but not limited to Dealer’s obligations to cease all use of the Licensed Trademarks or to pack, load and ship Parts to Case, shall be deducted from any amount owed by Case to Dealer. Dealer shall not be entitled to payment or credit for returned items until Dealer has complied with all applicable laws, rules, regulations and other legal requirements governing the bulk transfer of inventory or similar protection of creditors. Case shall have the right to withhold from the price of any items repurchased pursuant to this section a sum sufficient to discharge any liens or encumbrances against such items and to discharge such liens or encumbrances. Dealer shall execute such documents and take any additional action requested by Case to transfer ownership of returned items, free and clear of any claims, liens or encumbrances.

29.4
Other Return Items. Upon expiration or termination of this Agreement, Dealer shall return to Case any materials (such as sales promotion, advertising and training materials, tools and signs) provided without charge to Dealer by Case or any predecessor. In addition, Dealer shall return for repurchase special service tools currently offered by Case. Case will repurchase such service tools at 50% of the price paid by Dealer, except service tools that are new, unused and in original packaging shall be repurchased at 100% of the price paid by Dealer.

30. Limitation of Liability

30.1
Dealer Responsibility for Operating Capital. This Agreement contemplates that Dealer, as an independent business, shall obtain on its own the capital investment necessary to operate its business. Nothing in this Agreement shall impose any liability on Case in connection with Dealer's operations under this Agreement or otherwise, or for any expenditure made or incurred by Dealer in preparation for performance or in performance of Dealer's responsibilities under this Agreement.

30.2
Disclaimer of Consequential Damages. The Parties both understand and agree that this Agreement is of a limited duration, and therefore, except as provided herein, neither party shall be liable to the other for any damages caused by the termination or expiration of this Agreement, whether based upon loss of anticipated sales or prospective profits, expenditures, investments, leases, property improvements or other matters related to the business of the Parties. The damages to which either party may be entitled for breach of this Agreement are limited to actual out-of-pocket expenses incurred as a direct result of the breach.

30.3
Waiver of Punitive Damages. The Parties hereby waive, to the fullest extent permitted by law, any right or claim for any punitive or exemplary damages against the other and agree that if there is a dispute with the other that each party shall be limited to the recovery of actual damages sustained by it.

30.4
No Group Litigation. The Parties agree that any and all dispute resolution proceedings between them, including litigation, arising from or related to this Agreement shall be conducted on an individual basis only. Neither Party shall commence any dispute resolution with a third-party against the other, or join with any third party in any dispute resolution involving Case and Dealer. Neither of the Parties shall attempt to consolidate or otherwise combine in any manner a dispute resolution proceeding involving Case or Dealer with another dispute resolution proceeding of any kind.

30.5
Limitations Period. All claims for any breach of this Agreement, and all claims arising out of the relationship between the Parties established by this Agreement, shall be made within two (2) years from the date such claim accrued.

31. Indemnification

31.1	Indemnification By Case.

(a)	Licensed Trademarks. If Case reasonably determines that Dealer has used the Licensed Trademarks in accordance with this Agreement, Case shall defend, indemnify, and hold harmless

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Dealer from all loss, cost, liability, and expense arising out of any claim, suit or demand regarding Dealer’s use of the Licensed Trademarks. If Case, in its sole discretion, determines that Dealer has not used the Licensed Trademarks in accordance with this Agreement, Dealer shall bear the cost of such defense, judgment or settlement.

(b)
Authorized Software. Case shall defend, indemnify, and hold Dealer harmless from all loss, cost, liability, and expense arising out of any claim that Authorized Software used in accordance with its documentation infringes any valid patent, copyright, trade secret, or other enforceable proprietary right of any third party. Should any Authorized Software become (or in Case’s opinion be likely to become) subject to such a claim, Dealer will permit Case, at Case’s option and expense to

(a)    procure for Dealer or Dealer’s Customers the right to continue to use Authorized Software or
(b)    modify the allegedly infringing Authorized Software so that it becomes non-infringing. Case’s obligations under this Section will not apply if Authorized Software is modified without Case’s consent.

(c)
Case IP. Except as otherwise provided in this Section with respect to Authorized Software and Licensed Trademarks, Case will indemnify, defend and hold harmless Dealer from all loss, cost, liability, and expense arising out of any claim based on an allegation that any Product infringes a valid patent, copyright, or trademark or misappropriates any protectable and enforceable trade secret. Case shall have no obligations under this provision for any Product that has been the subject of unauthorized modifications by Dealer or any third party or for infringement that results from the use of intellectual property other than Case IP in conjunction with Case IP that would otherwise not be infringing. If any Product becomes, or in Case’s opinion is likely to become, subject to such a claim of infringement, Case will, at its expense and at its option, either procure the right for Dealer and Dealer’s Customers to continue using the infringing Product(s) or replace or modify the Case Product(s) so that they are no longer infringing. Upon failure of the foregoing provisions, Case may, at its option, refund the purchase price for the infringing Product(s) less a reasonable allowance for use. This section states the entire liability of Case for infringement by any Product.

(d)
Dealer Cooperation. In the event of any litigation relating to Dealer’s use of the Licensed Trademarks, Authorized Software, or Case IP, Dealer shall promptly notify Case of such litigation and shall execute any and all documents and undertake such acts as may, in the opinion of Case, be necessary or useful to carry out such defense or prosecution, including becoming a nominal party to any legal action. Except to the extent that such litigation is the result of Dealer’s use of the Licensed Trademarks, Authorized Software, or Case IP in a manner inconsistent with the terms and conditions of this Agreement, Case agrees to reimburse Dealer for its out-of-pocket costs in undertaking such acts.

(e)
Control of Litigation. Dealer acknowledges that Case has the right to direct and control any administrative proceeding or litigation involving the Licensed Trademarks, Authorized Software, or Case IP, including any settlement thereof. Case agrees to consult with Dealer regarding any settlement in which Dealer would be required to financially participate and to obtain Dealer’s consent to any such settlement, which consent will not be unreasonably withheld. Case has the right, but not the obligation, to take action against uses by others that may constitute infringement of the Licensed Trademarks, Authorized Software or Case IP. If Dealer fails to notify Case promptly of any litigation or refuses to give Case sole control of the defense and/or prosecution of such litigation and all settlement negotiations, Case will be relieved of its obligations under this Section.

31.2
Indemnification by Dealer. Dealer agrees to defend, hold harmless and indemnify Case, its Affiliates and their respective shareholders, directors, officers, agents, employees, successors and assigns from and against any and all claims, damages, demands, settlements, judgments, legal actions, liabilities, costs and expenses of any nature, including without limitation, attorney's fees and court costs, resulting from the acts and/or omissions of Dealer, including but not limited to: (i) Dealer’s defrauding of or misrepresentations to customers; (ii) Dealer’s actions in violation of Sections 5.3, 5.4, 5.5, 10.1(d), 11.1, 11.2, 11.3, 11.5, 14.2, 15.2, 15.3, 15.4, 15.5, 15.6, 21.3, 21.6, 21.7 and 21.8; or (iii) Dealer’s negligent or improper, or alleged negligent or improper, repair or servicing of Products, whether such actions occur during or after the Term of this Agreement.

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32. General Provisions

32.1
Governing Law. This Agreement shall be governed by and interpreted according to the laws of the state of Dealer’s Primary Location, without regard to such state’s conflicts of laws rules and except to the extent governed by the United States Trademark Act of 1946 (Lanham Act), the Copyright Act, and the Patent Act.

32.2
Consent to Jurisdiction and Venue. Dealer irrevocably submits itself to the exclusive jurisdiction of the federal court of the Milwaukee Division of the Eastern District of Wisconsin for the purpose of any suit, action, or other proceeding arising out of or relating to this Agreement, or of any of the transactions contemplated thereby, and irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in such federal court, provided that Case may apply to any court of competent jurisdiction for interim protection or equitable relief such as an interlocutory or interim injunction. If the federal court of the Eastern District of Wisconsin lacks jurisdiction for any reason to hear such claims, Dealer irrevocably submits itself to the exclusive jurisdiction of the Circuit Court of Racine County, Wisconsin. By execution and delivery of this Agreement, Dealer irrevocably waives, to the fullest extent it may effectively do so, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever. The Parties agree that a final judgment (as to which all appeals have been exhausted or the time within which such appeals may be made has expired) in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

32.3
Compliance With Local Laws. The rights and obligations of the Parties to this Agreement may be subject to certain laws, orders, regulations, directions, restrictions, and limitations of governments and governmental agencies having jurisdiction over the Parties. If a change in any such law, order, regulation, direction, or restriction (including any limitation, appropriation, seizure, or interpretation thereof) shall, in the judgment of either party, substantially alter the relationship between the Parties, this Agreement, or the advantages derived from the Parties’ relationship, either party may request the other party to modify this Agreement. If, within thirty (30) days after such a request has been made, the Parties are unable to agree upon a mutually satisfactory modification of this Agreement, then the adversely affected party may terminate this Agreement on fifteen (15) days’ notice given to the other party.

32.4	Information Sharing. Case shall be allowed to share information regarding Dealer, including but not limited to Dealer’s financial and ownership information, with any of Case’s Affiliates.

32.5
Dealer Relationship to Case. The Parties are independent businesses and neither has any fiduciary obligation to the other, and Dealer is an independent retailer which purchases Products for resale for Dealer’s principal benefit. Nothing in this Agreement shall be construed as constituting Dealer to be an employee, franchisee, agent or legal representative of Case for any purpose whatsoever. Dealer has no right or authority, express or implied, to assume or create any obligation or responsibility on behalf of or in the name of Case, or to bind Case in any manner.

32.6
Entire Agreement. This Agreement, together with the DOG and any changes thereto issued by Case from time to time, is and shall be deemed to be the complete and final expression of the agreement between the Parties as to the matters herein contained and provided for and supersedes all previous agreements between the Parties pertaining to such matters. IT IS CLEARLY UNDERSTOOD THAT NO PROMISE OR REPRESENTATION NOT CONTAINED HEREIN WAS AN INDUCEMENT TO EITHER PARTY OR WAS RELIED UPON BY EITHER PARTY IN ENTERING INTO THIS AGREEMENT.

32.7
Execution and Modification. Except as expressly provided for herein, this Agreement may not be executed, amended or altered, or any of its provisions waived on behalf of Case, except in writing, signed by Case’s Director of Network Development or other authorized director in a similar capacity.

32.8
Severability. In the event any part of this Agreement is held to be invalid or unenforceable under the law, this Agreement shall be enforceable to the maximum extent permitted by such law, without invalidating the remainder of this Agreement, or invalidating the effect of such portion of this Agreement elsewhere.

32.9	Assignment.

(a)	By Dealer. In view of the personal nature of this Agreement, the rights, privileges and obligations conferred on Dealer under this Agreement are not transferable, assignable or salable by Dealer

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without the prior written consent of Case, and no property right or interest, direct or indirect, is sold, conveyed or transferred to Dealer under this Agreement. Any attempt by Dealer to assign its rights or obligations under this Agreement without Case’s written consent shall be null and void.

(b)	By Case. Upon written notice to Dealer, Case may assign this Agreement and any rights and obligations thereunder to any Affiliate of Case or to any entity that succeeds to the interests of Case.

32.10
Waiver of Default. The waiver by Case of any default, or the failure of Case to exercise any of its rights, under this Agreement or otherwise shall not act as a waiver of any subsequent default or a waiver of such default or any of Case’s rights hereunder.

32.11
Headings. The headings of sections and subsections in this Agreement are inserted for convenience of reference only and shall not in any way affect the construction, meaning or interpretation of any provision of this Agreement, and shall not be deemed or construed in any way to limit the meaning of such sections.

32.12
Interpretation. This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters. Therefore, any language in this Agreement deemed to be ambiguous by a court of law will not be construed against any particular party as the drafter of the language.

32.13
Notice, Approval and Consent. Any notice, approval or consent required or allowed under this Agreement shall be given in writing and, without prejudice to other forms of actual service, shall be considered as served upon being mailed in a properly sealed envelope with first class, certified or registered postage prepaid. Notices to Case shall be addressed to the Case Director of Distribution and shall be delivered or mailed to CNH Industrial America LLC, 621 State Street, Racine, Wisconsin 53402. Notices to Dealer shall be delivered or mailed to any person designated in Schedule A or to Dealer at Dealer’s Primary Location.

32.14
Survival. The Parties’ obligations in the following sections shall survive the expiration or termination of this Agreement: 5.5, 10.1(f), 16.6, 17.4, 24.4, 26.1, 26.2, 28.1, 28.3, 28.6, 29.1, 29.2, 29.3, 29.4, 30.2, 30.3, 30.4, 30.5, 31.1, 31.2, 32.1, 32.2, and 32.3.

32.15
Review by Counsel. Dealer acknowledges that it has had an adequate opportunity to review this Agreement and consult with legal counsel of its own choosing regarding the content and meaning of this Agreement.IN WITNESS WHEREOF the Parties have duly executed this Agreement on the dates written below:

Dealer
Dealer Name
By
Title (authorized owner, officer, partner, president)
Date
Signature of Other Partner(s) or Owner(s)
Case	CNH Industrial America LLC
By
Vice President, Case Construction, North America
Title
Date

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SCHEDULE A
Construction Equipment Sales and Service Agreement

CNH Industrial America LLC

DEALER LEGAL INFORMATION, OWNERSHIP AND MANAGEMENT

Legal Entity Name: Trade (DBA) Name: Primary Location Address:

(Street, City, State and Zip Code)

Business Structure Dealer Conducts Business Under: State of Organization:

Owners of Dealer (individual(s) having a financial interest in Dealer):
Name    Percent of Ownership

Name    Title
Management (person(s) responsible for key aspects of day to day operations of Dealer):

SCHEDULE B
Construction Equipment Sales and Service Agreement

PRODUCTS & LICENSED TRADEMARKS

CNH Industrial America LLC

Legal Entity Name:          Trade (DBA) Name:          Primary Location Address:
(Street, City, State and Zip Code)

AUTHORIZED PRODUCT LINE(S)

		Heavy Products				Light Products			Skid Steer Products
		CE	CX	CM	GR	UT	MW	MX	SL
Dealer City	Dealer State	CE Crawler Dozer and CE Wheel Loader	Excavator 10+ MT and Midi Excavator 7-10 MT	Compaction	Grader	Tractor Loader, Tractor Loader Backhoe, Forklift and Light Crawler Dozer	Compact Wheel Loader	Compact Excavator 0-6 MT	Skid Steer and Compact Track Loaders

Authorized Licensed Trademark(s): Case Construction, CNH Industrial Parts

CNH Industrial America LLC

By

Vice President, Case Construction, North America

Title

Legal Entity Name: Trade (DBA) Name:
Primary Location Address:

SCHEDULE C
Construction Equipment Sales and Service Agreement SALES AND SERVICE MARKET OF RESPONSIBILITY

(Street, City, State and Zip Code)

CNH Industrial America LLC

EX: If the Dealer is assigned 50% of the industry sales volume in county "X" in which 100 units of a given product line is sold, then the Dealer's SSM for that Product Line is 50% of the 100 units, or 50 units.

CNH Industrial America LLC
By

The chart below identifies, by Product Line, the percentage portion of the market of industry unit sales within the geographic area for which the Dealer has sales and service responsibility.

Date

Product Lines and County SSM Assignment
Dealer Code	Dealer City, State	County Assignment	ST	Heavy Products	Light Products	Skid Steer Products

Vice President, Case Construction, North America
Title

SCHEDULE D
Construction Equipment Sales and Service Agreement DEALER LOCATIONS

CNH Industrial America LLC

Legal Entity Name:          Trade (DBA) Name:

Type	Street Address	City	ST	Zip Code	Equipment, Parts & Service	Parts Only	Parts & Service Only	Corp Office	Dual Location
Primary
Branch
Branch
Branch
Branch
Branch
Branch
Branch
Branch
Branch
Branch
Branch
Branch

CNH Industrial America LLC
By

Date

Vice President, Case Construction, North America

Title